UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           International Post Limited
                                (Name of Issuer)

                         Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   460181100
                                 (CUSIP Number)

                   Alvin H. Fenichel, Senior Vice President,
                      The Equitable Companies Incorporated
       1290 Avenue of the Americas, New York, N.Y. 10104; (212) 314-4094
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 June 27, 1997
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the
     following box.                                                        (  )

     Check the following box if a fee is being paid with the statement.    (  )
     (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |The Equitable Companies Incorporated                              |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |13-3623351                                                        |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Delaware                                                          |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       2,562,105 - see Item 5                  |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |               0                               |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       2,562,105 - see Item 5                  |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |               0                               |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105 - see Item 5                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  | HC, CO                                                           |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |AXA Assurances I.A.R.D. Mutuelle                                  |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [X]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  | IC                                                               |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |AXA Assurances Vie Mutuelle                                       |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [X]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IC                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Alpha Assurances Vie Mutuelle                                     |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [X]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IC                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |AXA Courtage Assurance Mutuelle                                   |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [X]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IC                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Finaxa                                                            |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |HC, CO                                                            |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |AXA-UAP                                                           |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |France                                                            |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |HC, CO                                                            |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Claude Bebear, as AXA Voting Trustee                              |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Citizen of France                                                 |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IN                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Patrice Garnier, as AXA Voting Trustee                            |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Citizen of France                                                 |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IN                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Henri de Clermont-Tonnerre, as AXA Voting Trustee                 |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |N/A                                                               |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Citizen of France                                                 |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       see Item 5                              |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |       see Item 5                              |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       see Item 5                              |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |       see Item 5                              |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105                               |
    |  |(Not to be construed as an admission of beneficial ownership) -   |
    |  | see Item 5                                                       |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  |IN                                                                |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |The Equitable Life Assurance Society of the United States         |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |13-5570651                                                        |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |00                                                                |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |New York                                                          |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       2,562,105                               |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |               0                               |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       2,562,105                               |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |               0                               |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          2,562,105  - see Item 5                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             41.15% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  | IC, CO                                                           |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Equitable Deal Flow Fund, L.P.                                    |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |13-3385076                                                        |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |00                                                                |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Delaware                                                          |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       1,633,758                               |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |               0                               |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       1,633,758                               |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |               0                               |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          1,633,758  - see Item 5                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             26.24% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  | PN                                                               |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                                                |
    |CUSIP NO. 460181100 |       SCHEDULE 13D                             |
    |--------------------|                                                |
    |---------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                          |
    |  |Equitable Capital Management Corporation                          |
    |  |                                                                  |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                 |
    |  |13-3266813                                                        |
    |--|------------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]      |
    |  |                                                     (B) [ ]      |
    |--|------------------------------------------------------------------|
    | 3|SEC USE ONLY                                                      |
    |  |                                                                  |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    | 4|SOURCE OF FUNDS*                                                  |
    |  |00                                                                |
    |--|------------------------------------------------------------------|
    | 5|CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          |
    |  |PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]      |
    |--|------------------------------------------------------------------|
    | 6|CITIZENSHIP OR PLACE OF ORGANIZATION                              |
    |  |Delaware                                                          |
    |---------------------------------------------------------------------|
    |                  | 7|SOLE VOTING POWER                              |
    |     NUMBER OF    |  |       1,633,758                               |
    |      SHARES      |--|-----------------------------------------------|
    |   BENEFICIALLY   | 8|SHARED VOTING POWER                            |
    |      OWNED       |  |               0                               |
    |     BY EACH      |--|-----------------------------------------------|
    |    REPORTING     | 9|SOLE DISPOSITIVE POWER                         |
    |     PERSON       |  |       1,633,758                               |
    |      WITH        |--|-----------------------------------------------|
    |                  |10|SHARED DISPOSITIVE POWER                       |
    |                  |  |               0                               |
    |---------------------------------------------------------------------|
    |11|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
    |  |                          1,633,758  - see Item 5                 |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |12|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |
    |  |SHARES *                                                 [ ]      |
    |  |                                                                  |
    |--|------------------------------------------------------------------|
    |13|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                  |
    |  |                                                                  |
    |  |                             26.24% - see Item 5                  |
    |--|------------------------------------------------------------------|
    |14|TYPE OF REPORTING PERSON *                                        |
    |  | HC, CO                                                           |
    |  |                                                                  |
    |---------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 1 amends the Statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission on November 8, 1996 by The Equitable Companies Incorporated, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle (which has since been merged into Alpha Assurances Vie Mutuelle), AXA Courtage Assurance Mutuelle, Finaxa, AXA (now known as AXA-UAP), The Equitable Life Assurance Society of the United States, Equitable Deal Flow Fund, L.P., Equitable Capital Management Corporation, and Claude Bebear, Patrice Garnier, and Henri de Clermont-Tonnerre (as AXA Voting Trustees) with respect to beneficial ownership of the Common Stock of International Post Limited. The Schedule 13D is amended as follows:

     Item 2.
               In 1997, Alpha Assurances I.A.R.D. Mutuelle was merged with and into Alpha Assurances Vie Mutuelle.

     Item 4.  Purpose of Transaction.

               In accordance with the terms of the Voting
     Agreement (as defined in Item 6 below), ELAS and EDFF plan to vote in favor of (a) the merger (the "Merger") of IPL and Video Services Corporation, a New Jersey corporation ("Video"), contemplated in the Agreement and Plan of Merger, dated as of June 27, 1997 (the "Merger Agreement"), among IPL, Video and all of Video's stockholders and (b) the adoption of IPL's 1997 Long Term Incentive Plan (the "97 Plan") which replaces the Company's current long term incentive plan, and increases the number of shares available for issuance to 735,000 from 84,200. Pursuant to the Merger Agreement, among other things, at the effective time of the Merger (i) an aggregate of 7,011,349 shares of IPL's common stock will be issued to Video's stockholders in exchange for their shares of Video's common stock (plus an additional 212,096 shares of IPL's common stock will be issued to Video's stockholders in the Merger to replace an equal number of shares of IPL's common stock currently owed by Video which will be canceled upon the Merger) and (ii) IPL's Certificate of Incorporation will be amended to change the name of IPL to "Video Services Corporation".

               ELAS and EDFF also plan concurrently with the consummation of the Merger, to enter into the Tag-Along
     Rights Agreement (as defined in Item 6 below).

     Item 6.   Contracts, Agreements, Understandings or
                    Relationships with Respect to Securities of the Issuer.

               ELAS and EDFF have entered into a Voting
     Agreement, dated as of June 27, 1997 (the "Voting Agreement"), by and among ELAS, EDFF, IPL, Video, Louis H. Siracusano ("LS"), Donald H. Buck ("DB"), Arnold P. Ferolito ("AF"), Terence A. Elkes ("TE") (the parties thereto other than IPL are sometimes referred to collectively as the "Stockholders") in the form annexed hereto as Exhibit 1. ELAS and EDFF plan to, at the effective time of the Merger, enter into a Tag-Along Rights Agreement (the "Tag-Along Agreement") by and among ELAS, EDFF, LS, DB, AF and TE, in substantially the form annexed hereto as Exhibit 2. The summaries of such agreements set forth below are qualified in there entirety by reference to Exhibits 1 and 2 filed herewith.

               Pursuant to the Voting Agreement, each of the Stockholders agreed to vote all of its shares of IPL common stock for the approval of the Merger and the other transactions contemplated in the Merger Agreement. The parties to the Voting Agreement also agree and acknowledge that ELAS and EDFF are entitled to exercise, and shall be afforded, all of the rights and privileges granted to MTE Holdings, Inc., a New York corporation ("Holdings"), under the registration rights agreement referred to below. The Voting Agreement terminates on October 15, 1997, or upon the earlier termination of the Merger Agreement in accordance with its terms.

               The Tag-Along Agreement provides that if at any time during the two (2) year period following the date of the Tag-Along Agreement, DB, TE, Kenneth F. Gorman ("KG"),
     AF, ELAS or EDFF (the "Covered Persons") enters into or proposes to enter into an agreement to sell any of its shares of Covered Common Stock (as defined below), pursuant to an underwritten public offering or a firm-commitment private placement, such Covered Person (the "Selling Covered Person") must offer to each of the other Covered Persons the right to sell, along with the Selling Covered Person, a number of shares of Covered Common Stock relative to the total number of shares of Covered Common Stock the Selling Covered Person proposes to sell which is equal to the relative share of the total number of shares of Covered
     Common Stock each Covered Person holds of the aggregate shares of Covered Common Stock held by all Covered Persons, under the same terms and conditions as the Selling Covered Person proposes to sell its shares of Covered Common Stock. "Covered Common Stock" means all shares of IPL common stock that (i) are held by ELAS or EDFF on the date of the Tag-Along Agreement, (ii) may be acquired through the exercise of options or warrants granted to TE or KG by Holdings under services and option agreements referred to below, and (iii) are acquired pursuant to the Merger. Subject to certain exceptions, should LS, during the two (2) year period following the date of the Tag-Along Agreement, enter into an agreement or propose to sell any of his shares of common stock, then, LS must offer to each of ELAS, EDFF, KG and TE the right to sell, along with LS, a number of shares relative to the total number of shares of common stock LS is proposing to sell which is equal to the relative share of the total number of shares of Covered Common Stock each of LS, ELAS, EDFF, KG and TE holds of the aggregate shares of Covered Common Stock held by LS, ELAS, EDFF, KG and TE, under the same terms and conditions as LS proposes to sell his shares. Following the disposition of any shares pursuant to the Tag-Along Agreement, the provisions of such agreement shall not apply to such shares.

               The Services and Option Agreements by and between Holdings and TE and Holdings and KG, to which ELAS and EDFF have become successors in interest to Holdings, in the form annexed hereto as Exhibit 3 granted to TE and KG options to purchase shares of common stock of IPL.

               The Registration Rights Agreement among IPL,
     Holdings, and the other parties thereto, to which ELAS and EDFF have become successors in interest to Holdings in the form annexed hereto as Exhibit 4 grants to ELAS and EDFF certain demand and incidental registration rights. Pursuant to such agreement, EDFF has been designated as the "Initiating Holder" (as such term is defined therein).
     Item 7.   Material to be Filed as Exhibits

          Exhibit 1.  Form of Voting Agreement, dated as of June
     27, 1997 by and among International Post Limited, a Delaware corporation, Video Services Corporation, a New Jersey corporation, and the other signatories thereto.

          Exhibit 2. Form of Tag-Along Rights Agreement by and among The Equitable Life Assurance Society of the United States, Equitable Deal Flow Fund L.P., Louis H. Siracusano, Donald H. Buck, Arnold P. Ferolito, Terrence A. Elkes and Kenneth F. Gorman.

          Exhibit 3. Form of Services and Option Agreement, dated as of February 15, 1994, by and between MTE Holdings Inc. ("Holdings"), a New York corporation, and Terrence A. Elkes and by and between Holdings and Kenneth F. Gorman, to which The Equitable Life Assurance Society of the United States and Equitable Deal Flow Fund L.P. have become successors in interest to Holdings.

          Exhibit 4. Form of Registration Rights Agreement, dated as of February 15, 1993 by and among International Post Limited, a Delaware corporation, MTE Holding, Inc., a New York corporation, Video Services Corporation, a New Jersey corporation, and the other signataries thereto.

            Signature

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: July 8, 1997


                          THE EQUITABLE COMPANIES INCORPORATED



                                 By:______________________
                                    /s/ Alvin H. Fenichel
                                    Senior Vice President

            Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: July 8, 1997


                                 THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES



                                 By: ____________________
                                     /s/ Alvin H. Fenichel
                                     Senior Vice President

            Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: July 8, 1997


                                EQUITABLE DEAL FLOW FUND, L.P.
                                BY: EQUITABLE MANAGED ASSETS, L.P., AS
                                GENERAL PARTNER
                                BY: THE EQUITABLE LIFE ASSURANCE SOCIETY
                                OF THE UNITED STATES, AS GENERAL PARTNER



                                By:_____________________
                                   /s/ Alvin H. Fenichel
                                   Senior Vice President

            Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: July 8, 1997


                                ALPHA ASSURANCES VIE MUTUELLE
                                AXA ASSURANCES I.A.R.D. MUTUELLE
                                AXA ASSURANCES VIE MUTUELLE
                                AXA COURTAGE ASSURANCE MUTUELLE
                                  (formerly known as Uni Europe
                                  Assurance Mutuelle)
                                FINAXA
                                AXA-UAP (formerly known as AXA)
                                Claude Bebear, as AXA Voting Trustee
                                Patrice Garnier, as AXA Voting Trustee
                                Henri de Clermont-Tonnerre, as AXA
                                  Voting Trustee




                                     By: ____________________
                                         /s/ Alvin H. Fenichel
                                         Attorney-in-Fact

            Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: July 8, 1997


                                 EQUITABLE CAPITAL MANAGEMENT CORPORATION



                                 By: ____________________
                                     /s/ Louis M. Ocone
                                     Executive Vice President
                                     and Chief Financial Officer

                                                 EXHIBIT 1

                      VOTING AGREEMENT

            VOTING AGREEMENT, dated as of June 27, 1997 (this "Agreement"), by and among International Post Limited, a Delaware corporation ("IPL"), Video Services Corporation, a New Jersey corporation ("Video"), and the stockholders of IPL and/or Video who are signatories hereto (the "Stockholders").

                      R E C I T A L S:

            WHEREAS, IPL, Video and all of the stockholders of Video have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), relating to the merger (the "Merger") of IPL and Video;

            WHEREAS, Video and the Stockholders beneficially own in the aggregate 3,106,201 shares of the common stock, par value $.01 per share, of IPL (the "IPL Common Stock"), representing approximately 50% of the currently outstanding shares of IPL Common Stock; and

            WHEREAS, in order to induce each of IPL, Video and the stockholders of Video to enter into the Merger
     Agreement, the parties hereto have agreed to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Voting. Each of Video and the Stockholders agrees to vote all of his/its shares of IPL Common Stock for the approval of the Merger Agreement (in the form executed as of the date hereof, with such changes thereto as the parties hereto may agree prior to such changes), and the transactions contemplated therein (including the issuance of an aggregate of 7,011,349 shares of IPL Common Stock to Video's stockholders in exchange for their shares of Video's Common Stock, plus an additional 212,096 shares of IPL Common Stock which will replace an equal number of shares of IPL Common Stock owned by Video which will be cancelled upon the Merger, and amendments to IPL's Certificate of Incorporation changing its corporate name and increasing the number of authorized shares of IPL Common Stock), and of the 1997 Long Term Incentive Plan.

            2.        Term.  This Agreement shall terminate on
     October 15, 1997, or upon the earlier termination of the Merger Agreement in accordance with its terms.

            3.        Representations, Warranties and Covenants.

            (a) Each of Video and the Stockholders hereby, severally and not jointly, represents and warrants as follows:

                      (i) Such stockholder is the beneficial owner of the shares of IPL Common Stock set forth on Schedule A hereto, free and clear of all liens, charges and encumbrances whatsoever.

                      (ii)  Such stockholder has all necessary
     power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such stockholder. This Agreement has been duly executed and delivered by such stockholder and constitutes the legal, valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium, fraudulent conveyance and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

                      (iii)  No consent, approval, order or
     authorization of any third party (including any federal, state or local governmental authority) is required by or with respect to such stockholder to validly execute and deliver this Agreement and to consummate the transactions contemplated hereby.

            (b) Each of Video and the Stockholders agrees that, until this Agreement has been terminated, such stockholder will not sell, transfer, assign or otherwise dispose of any of his/its shares of IPL Common Stock, unless the proposed transferee of such shares agrees to become a signatory to this Agreement.

            4. Registration Rights Agreement. The parties hereto agree and acknowledge that as a result of the acquisition by The Equitable Life Assurance Society of the United States and Equitable Deal Flow Fund, L.P. (collectively, "Equitable") of an aggregate of 2,562,105 shares of IPL Common Stock from MTE Holdings, Inc. ("Holdings"), Equitable is entitled to exercise, and shall be afforded, all of the rights and privileges granted to Holdings under that certain Registration Rights Agreement (the "Registration Rights Agreement") among IPL, Holdings, Video, Martin Irwin, Jeffrey J. Kaplan, Adrien Macaluso, Terrence A. Elkes and Kenneth F. Gorman with respect to such shares in Holdings' place and stead. The parties hereto further agree and acknowledge that, except as set forth herein, the Registration Rights Agreement shall remain in full force and effect.

            5. Tag-Along Rights Agreement. Each of the parties hereto agree and acknowledge that, simultaneously with the closing of the transactions contemplated by the Merger Agreement, it will execute and deliver the Tag-Along
     Rights Agreement, substantially in the form attached hereto as Exhibit A, with such changes thereto as the parties may agree.

            6. Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may be required to carry out the provisions of this Agreement.

            7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

            8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof or thereof in any court of the United
     States or any state thereof having jurisdiction, this being in addition to any other remedy to which he/it is entitled at law or in equity, and the parties waive any requirement to post any bond as a condition to seeking or obtaining equitable relief.

            9.        Notices.  Any notice, demand, request,
     waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (a) on the date of service if personally served, (b) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid, (c) on the next day after sending, if sent by overnight service, or (d) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

                   If to IPL:
                      International Post Limited
                      545 Fifth Avenue
                      New York, New York 10017
                      Attention:  President
                      Telephone:  (212) 986-6300
                      Fax: (212) 986-1364

                   if to Video:
                      Video Services Corporation
                      240 Pegasus Avenue
                      Northvale, New Jersey 07647-1904
                      Attention: President
                      Telephone:  (201) 767-1000
                      Fax:  (201) 784-9779

                 If to any Stockholder, at his/its address set forth on the signature page hereto.

            10. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

            11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

            12.  Governing Law.  This Agreement shall be
     construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court or that such court is an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                International Post Limited


                                By:__________________________
                                   Name:
                                   Title:

                                Video Services Corporation


                                By:__________________________
                                   Name:
                                   Title:

                         _____________________________
                         Terrence A. Elkes

                         Address:_____________________

                         _____________________________

                         Telephone:___________________

                         Fax:_________________________

                         The Equitable Life Assurance  Society
                         of the United States


                         By:__________________________
                            Name:
                            Title:

                         Address:_____________________

                         _____________________________

                         Telephone:___________________

                         Fax:_________________________

                         Equitable Deal Flow Fund, L.P.

                         By: Equitable Managed Assets, L.P.,
                              as general partner

                         By: The Equitable Life Assurance
                              Society of the United States,
                              as general partner

                         By: ___________________________
                             Name:
                             Title:

                         Address: _______________________

                         ________________________________

                         Telephone:______________________

                         Fax:____________________________


                         ________________________________
                         Louis H. Siracusano

                         Address: _______________________

                         ________________________________

                         Telephone:______________________

                         Fax:____________________________


                         ________________________________
                         Arnold P. Ferolito

                         Address: _______________________

                         ________________________________

                         Telephone:______________________

                         Fax:____________________________


                         ________________________________
                         Donald H. Buck

                         Address: _______________________

                         ________________________________

                         Telephone:______________________

                         Fax:____________________________

                                   SCHEDULE A


     NAME                               NUMBER OF SHARES OF
                                         IPL COMMON STOCK

     Video Services
     Corporation                                  212,096

     Terrence A. Elkes 1                          516,012

     The Equitable Life
     Assurance Society of the
     United States 2                            2,562,105

     Equitable Deal Flow
     Fund, L.P. 2                               1,633,758

     Louis H. Siracusano 3                          3,500

     Arnold P. Ferolito 3                           1,000

     Donald H. Buck 3                               1,000

       1. Includes (i) 10,000 shares of IPL Common Stock owned by Mr. Elkes' children, as to which Mr. Elkes disclaims beneficial ownership, (ii) five-year options to purchase 30,000 shares of IPL Common Stock granted by Video and (iii) six-year, non-qualified options to purchase 149,512 shares of IPL Common Stock granted by MTE Holdings, Inc. ("Holdings"). The Equitable Life Assurance Society of the United States and Equitable Deal Flow Fund, L.P. have foreclosed upon Holdings' IPL Common Stock and will issue the shares of IPL Common Stock to Mr. Elkes pursuant to such options granted by Holdings.

       2. The Equitable Life Assurance Society of the United States ("Equitable Life") beneficially owns, in total, 2,562,105 shares of IPL Common Stock. Of these shares, Equitable Life is the holder of record of 928,347 shares, and beneficially owns indirectly 1,633,758 shares through its control of Equitable Deal Flow Fund, L.P., of whose general partner Equitable Life is general partner.

       3. Each of Messrs. Siracusano, Ferolito and Buck is also deemed to beneficially own 212,096 shares of IPL Common Stock owned by Video as a result of his relationship with Video.

                                                    EXHIBIT 2


                 TAG-ALONG RIGHTS AGREEMENT

               THIS TAG-ALONG RIGHTS AGREEMENT (the "Agreement"), dated as of _________, 1997, is by and among Louis H. Siracusano ("LS"), Donald H. Buck and Arnold P. Ferolito (each, a "Stockholder" and collectively, the "Stockholders"), The Equitable Life Assurance Society of the United States, a New York insurance company ("ELAS"), Equitable Deal Flow Fund, L.P., a Delaware limited partnership ("EDFF") ("ELAS" and "EDFF" are collectively referred to herein as "Equitable"), Terrence A. Elkes ("Elkes") and Kenneth F. Gorman ("Gorman"). Any reference herein to any Stockholder, Elkes or Gorman shall be deemed to also include a reference to the heirs, estate and personal representatives of such Stockholder, Elkes or Gorman, as applicable. Unless otherwise indicated herein:
     (i) each capitalized term used herein shall have the meaning attributed to it in the glossary set forth in Section 13 hereof; and (ii) each capitalized term used herein but not defined herein shall have the meaning attributed to it in the Merger Agreement or the Stock Resale Agreement.

                     W I T N E S S E T H

               WHEREAS, pursuant to the merger of Video Services Corporation, a New Jersey corporation ("Video"), with and into International Post Limited, a Delaware corporation ("IPL") the Stockholders shall receive shares of the common stock of IPL ("Common Stock"); and

               WHEREAS, the Stockholders, Equitable, Elkes and
     Gorman wish to make certain agreements in connection with the sale of shares of Common Stock by such entities.

               NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

                          ARTICLE I

                        Covered Sales

               1. Covered Sales. Subject to the exceptions set forth in Article III hereof, if any Covered Person individually, or in concert with any other Covered Person (each, a "Selling Stockholder"), at any time or from time to time, during the two (2) year period following the date hereof, in one transaction or in a series of related transactions, enters into or proposes to enter into, an agreement to sell any of its shares of Covered Common Stock to any Person as part of a Covered Sale then such Selling Stockholder shall give notice to each of the other Covered

     Persons (the "Tag-Along Stockholders") of the total number of shares that may be sold by Covered Persons in the Covered Sale (the "Total Shares") determined according to the procedure set forth in Section 3(a) of this Article I (a "Tag-Along Sale"). Any Tag-Along Sale shall be on the same terms and conditions, and pursuant to agreements and documentations to be entered into by each participating person, mutatis mutandis, as the Covered Sale. Each Tag-Along Stockholder participating in such Tag-Along Sale shall bear its pro rata share of the aggregate expenses of the sellers in connection with the Covered Sale including, without limitation, the legal, accounting and investment banking fees and expenses associated with such Covered Sale.

               2. Covered Sale Notice. The Selling Stockholder or Selling Stockholders initiating a proposed Covered Sale shall promptly (and in no event later than thirty (30) days prior to the proposed consummation thereof) provide each Tag-Along Stockholder with written notice of any such sale (the "Covered Sale Notice"). Such Covered Sale Notice shall set forth: (i) the name and address of the proposed purchaser of the shares of Common Stock, or a general description of the type of investor proposed to acquire such Common Stock, included in the Covered Sale; (ii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered or to be paid by the proposed purchaser; (iii) the number of shares of Common Stock proposed to be sold by such Selling Stockholder and that the Tag-Along Stockholders are permitted to include in the Tag-Along Sale; and (iv) the place, time and date (or a reasonable estimate thereof) for the delivery of and payment for the shares to be sold.

               3. Tag-Along Sales. (a) Each Covered Person shall have the right to sell a portion of the Total Shares to be sold in the Covered Sale, equal to up to the number of shares of Common Stock derived by multiplying the Total Shares by a fraction, the denominator of which is the total number of shares of Covered Common Stock owned by all of the Covered Persons as of the date of the Covered Sale Notice and the numerator of which, with respect to each such person, is the number of shares of Covered Common Stock owned by the applicable Covered Person as of such date.

               (b) Within five (5) days after the date of the Covered Sale Notice, each Tag-Along Stockholder shall provide the other Tag-Along Stockholders and all Selling Stockholders with written notice of the number of Tag-Along
     Shares it proposes to sell (the "First Tag-Along Notice").
     In the event that one or more Tag-Along Stockholders elect to sell fewer than the maximum amount of Tag-Along Shares which he is permitted to sell, then the other Covered
     Persons who have elected to sell the maximum amount of Tag-Along Shares that they are permitted to sell hereunder, shall have the right to sell the remaining shares, in amounts calculated by multiplying the total remaining number of such shares by a fraction, the denominator of which is the total number of shares of Covered Common Stock owned by the remaining Covered Persons as of the date of the Covered
     Sale Notice and the numerator of which, with respect to each such person, is the number of shares of Common Stock owned by the applicable Covered Person. Each Covered Person who elects to execute such right shall send written notice of the number of shares it proposes to sell (the "Second
     Tag-Along Notice") to the other Covered Persons within five
     (5) days after the date of the First Tag-Along Notice. To the extent that, following the completion of the processes set forth above, there are any remaining Tag-Along Shares which a Covered Person has not elected to sell, then the balance of such shares may be sold by the Selling
     Stockholder(s). In completing the calculations contemplated above, all shares shall be rounded to the next lowest whole share.

               4. Covered Sale Response. Within fifteen (15) days after the date of the Covered Sale Notice, each Tag-Along Stockholder shall sign and deliver to each Selling Stockholder, a response signed by such person (the "Covered Sale Response") which shall set forth the amount of shares, if any, to be included in the Covered Sale by such Tag-Along Stockholder as a result of the completion of the procedures set forth in Section 3 hereof.

               5. Delivery and Payment Procedures. At the place, time and date specified on the Covered Sale Notice (or in another notice providing not less than five (5) days advance notice of such matters), the relevant Tag-Along Stockholder shall deliver certificates for such shares duly endorsed, or accompanied by written instruments of transfer duly executed by the relevant Tag-Along Stockholder. In the event that (i) the Covered Sale Response is not delivered to the Selling Stockholder within the time period set forth above; (ii) a Tag-Along Stockholder does not deliver certificates for shares on the date set forth on the Covered Sale Notice; or (iii) all of the Tag-Along Shares have not been offered for sale by the Tag-Along Stockholders, the Selling Stockholders shall have the right to sell their shares of Common Stock (or any portion thereof) in replacement thereof. If requested by a Selling Stockholder, each of ELAS, EDFF, Elkes and Gorman shall provide written confirmation of the satisfaction of the requirements of this Agreement and of the number of shares each party is entitled to include in any sale hereunder.

                         ARTICLE II

                          LS Sales

               1. LS Sales. Subject to the exceptions set forth in Article III hereof, if LS, at any time or from time to time, during the two (2) year period following the date hereof, in one transaction or in a series of related transactions, enters into or proposes to enter into, an agreement to sell any of his shares of Common Stock to any Person (an "LS Sale") then LS shall give notice to each of Equitable, Elkes and Gorman (the "LS Tag-Along Stockholders") of the total number of shares that may be sold in the LS Sale (the "LS Total Shares") determined according to the procedure set forth in Section 3(a) of this
     Article II (an "LS Tag-Along Sale"). Any LS Tag-Along Sale shall be on the same terms and conditions, and pursuant to agreements and documentations to be entered into by each participating person, mutatis mutandis, as the LS Sale.
     Each LS Tag-Along Stockholder participating in such LS Tag-Along Sale shall bear its pro rata share of the aggregate expenses of the sellers in connection with the LS Sale including, without limitation, the legal, accounting and investment banking fees and expenses associated with such LS Sale.

               2. LS Sale Notice. LS shall promptly (and in no event later than thirty (30) days prior to the proposed consummation thereof) provide each LS Tag-Along Stockholder with written notice of any such sale (the "LS Sale Notice"). Such LS Sale Notice shall set forth: (i) the name and address of the proposed purchaser of the shares of Common Stock, or a general description of the type of investor proposed to acquire such Common Stock, included in the LS Sale; (ii) the proposed amount and form of consideration to be paid for such shares and the terms and conditions of payment offered or to be paid by the proposed purchaser;
     (iii) the number of shares of Common Stock proposed to be sold by LS and that the LS Tag-Along Stockholders are permitted to include in the LS Tag-Along Sale; and (iv) the place, time and date (or a reasonable estimate thereof) for the delivery of and payment for the shares to be sold.

               3. Tag-Along Sales. (a) Each of LS, Equitable, Elkes and Gorman shall have the right to sell a portion of the LS Total Shares to be sold in the LS Sale, equal to up to the number of shares of Common Stock derived by multiplying the LS Total Shares by a fraction, the denominator of which is the total number of shares of Covered Common Stock owned by all of LS, Equitable, Elkes and Gorman as of the date of the Covered Sale Notice and the numerator of which, with respect to each such person, is the number of shares of Covered Common Stock owned by each such applicable person as of such date.

               (b) Within five (5) days after the date of the LS Sale Notice, each LS Tag-Along Stockholder shall provide the other LS Tag-Along Stockholders and LS with written notice of the number of LS Tag-Along Shares it proposes to sell (the "First Tag-Along Notice"). In the event that one or more LS Tag-Along Stockholders elect to sell fewer than the maximum amount of LS Tag-Along Shares which he is permitted to sell, then the other persons (the "Electing Persons") who have elected to sell the maximum amount of LS Tag-Along Shares that they are permitted to sell hereunder, shall have the right to sell the remaining shares, in amounts calculated by multiplying the total remaining number of such shares by a fraction, the denominator of which is the total number of shares of Covered Common Stock owned by the Electing Persons as of the date of the LS Sale Notice and the numerator of which, with respect to each such person, is the number of shares of Common Stock owned by the applicable
     Electing Person.   Each person who elects to execute such
     right shall send written notice of the number of shares it proposes to sell (the "Second Tag-Along Notice") to LS and the other LS Tag-Along Stockholders within five (5) days after the date of the First Tag-Along Notice. To the extent that, following the completion of the processes set forth above, there are any remaining LS Tag-Along Shares which LS Tag-Along Stockholders have not elected to sell, then the balance of such shares may be sold by LS. In completing the calculations contemplated above, all shares shall be rounded to the next lowest whole share.

               4. LS Sale Response. Within fifteen (15) days after the date of the LS Sale Notice, each LS Tag-Along Stockholder shall sign and deliver to LS, a response signed by such person (the "LS Covered Sale Response") which, with respect to each such person, shall set forth the amount of shares, if any, to be included in the LS Sale by such LS Tag-Along Stockholder as a result of the completion of the procedures set forth in Section 3 hereof.

               5. Delivery and Payment Procedures. At the place, time and date specified on the LS Sale Notice (or in another notice providing not less than five (5) days advance notice of such matters), the relevant LS Tag-Along Stockholder shall deliver certificates for such shares duly endorsed, or accompanied by written instruments of transfer duly executed by the relevant LS Tag-Along Stockholder. In the event that (i) the LS Sale Response is not delivered to LS within the time period set forth above; (ii) an LS Tag-Along Stockholder does not deliver certificates for shares on the date set forth on the LS Sale Notice; or
     (iii) all of the LS Tag-Along Shares have not been offered for sale by the LS Tag-Along Stockholders, LS shall have the right to sell their shares of Common Stock (or any portion thereof) in replacement thereof. If requested by LS, each of ELAS, EDFF, Elkes and Gorman shall provide written confirmation of the satisfaction of the requirements of this Agreement and of the number of shares each party is entitled to include in any sale hereunder.

                         ARTICLE III

                 Exceptions and Termination

               1. Application of Tag-Along Provisions. The provisions of this Agreement shall only apply to bona fide sales to third parties in Covered Sales and LS Sales; provided, however, that such provisions shall not apply in any respect to the transfers permitted pursuant to Sections 2-6 of the Stock Resale Agreement all of which may be engaged in free of the provisions of this Agreement.

               2. LS Sales. The provisions of Article II shall not apply to any Transfer: (i) relating to a Covered Sale; or (ii) involving less than an aggregate of 40,000 shares of Common Stock (appropriately adjusted for stock splits, dividends, combinations and similar events) in any 20 consecutive day period.

               3.   Termination of Tag-Along Provisions.
     Following the disposition of any of the shares of Common
     Stock pursuant to this Agreement, the provisions of this Agreement shall not have any application to such shares of Common Stock.

                         ARTICLE IV

                        Other Matters

               1. Restrictive Stock Legend. Each Stockholder will request that IPL cause each certificate of any Stockholder evidencing the Shares outstanding during the period the restriction set forth in Section 1 is in effect to bear a legend in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT
               BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF AN AGREEMENT DATED _______________, AS IT MAY BE AMENDED, AMONG THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, EQUITABLE DEAL FLOW FUND, L.P., TERRENCE
               A. ELKES, KENNETH F. GORMAN, LOUIS H. SIRACUSANO, DONALD H. BUCK AND ARNOLD P. FEROLITO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF _______________________________.

               2. Arbitration. Disputes that arise under this Agreement will be resolved as follows:

                    (i)  except as set forth in the penultimate
     paragraph of this Section 9, no party shall bring a civil action arising under or with respect to this Agreement;

                    (ii)  at any time any party may demand
     arbitration of any dispute, arising under or with respect to this Agreement by delivering written notice thereof to:
     (x) the parties hereto; and (y) an office of JAMS/Endispute located in New York City (or, if none, then the office of JAMS/Endispute located closest to New York City); and

                    (iii)  any such arbitration shall be
     conducted in New York City according to JAMS/Endispute's Arbitration Rules then in effect applicable to disputes of the types submitted to arbitration and the results of such arbitration shall be final and binding on the parties.

     In the event that JAMS/Endispute is not available to provide such arbitration services with respect to any such dispute, then that dispute shall be resolved by final, binding arbitration in New York City by three arbitrators pursuant to the rules then prevailing of the American Arbitration Association applicable to disputes of the type submitted to arbitration. Judgement on the award rendered by any of the above referenced arbitrators may be confirmed and entered in and by any court having jurisdiction.

               Notwithstanding the foregoing, each party specifically reserves the right to seek equitable remedies in a court of competent jurisdiction.

               3.   Notices, etc.  All notices, requests,
     demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered personally to such party; or (ii) sent to such party by telegram or telecopy, with a copy sent on the same day via overnight delivery to the following addresses:

          If to Siracusano, to:
               Louis H. Siracusano
               13 Lexington Lane
               Montvale, New Jersey  07645

          If to Buck, to:
               Donald H. Buck
               2 Deerburn Court
               Florham Park, NJ  07932

          If to Ferolito, to:
               Arnold P. Ferolito
               c/o Video Services Corporation
               240 Pegasus Avenue
               Northvale, New Jersey  07647-1904

          If to Equitable, to:
               James Pendergast
               c/o Alliance Corporate Finance Group Incorporated
               1345 Avenue of the Americas
               41st Floor
               New York, New York  10105

          All notices to Equitable should also be sent to:
               Dan Taitz
               Friedman & Kaplan
               875 Third Avenue
               8th Floor
               New York, New York  10022

          If to Elkes, to:
               Terrence A. Elkes
               c/o Apollo Partners, LLC
               One Stamford Plaza
               Stamford, CT  06901

          If to Gorman, to:
               Kenneth F. Gorman
               c/o Apollo Partners, LLC
               One Stamford Plaza
               Stamford, CT  06901

     All notices to the Stockholders shall also be sent to:

               Gordon Altman Butowsky Weitzen Shalov & Wein
               114 West 47th Street
               New York, New York  10036-1510
               Attention:  Keith Schaitkin
               Fax #:  (212) 626-0799

     or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications shall be deemed to have been given and received as of the date so delivered, telegraphed or telecopied.

               4. Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

               5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and in the case of any corporate party hereto, any corporate successor by merger or reorganization.

               6. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Merger Agreement, the terms and provisions of this Merger Agreement shall prevail.

               7. Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby.

               8. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any right, power or remedy by such party.

               9. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               10.  Third Party Beneficiaries.  Except as
     expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               11.  Governing Law.  This Agreement shall be
     governed by, and interpreted under, the law laws of the State of New York applicable to contracts made and to be performed therein without regard to conflict of laws principles.

               12. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

               13. Glossary. The following terms as used in this Agreement shall have the meanings indicated below:

               "Covered Common Stock" means Covered Equitable
     Common Stock and Covered Stockholder Common Stock.

               "Covered Equitable Common Stock" shall include:
     (i) all shares of IPL Common Stock owned by Equitable on the date hereof; and (ii) all shares of Common Stock that may be acquired by Elkes or Gorman, as the case may be, on the date hereof through the exercise of options or warrants owned by Elkes or Gorman, as the case may be, on the date hereof, granted by Equitable.

               "Covered Person" means any Stockholder, Equitable,
     Elkes and Gorman (and (i) in the case of any Stockholder, Elkes or Gorman any Permitted Transferee thereof; and (ii) in the case of Equitable, any Affiliate thereof).

               "Covered Private Placement" means a private placement of securities through an underwriter or other placement agent, pursuant to which securities are sold by the applicable stockholder to such underwriter or placement agent which acquires title thereto for resale to an investor, all pursuant to an agreement pursuant to which such underwriter or placement agent makes a binding commitment to purchase all such shares.

               "Covered Public Offering" means an underwritten public offering for shares.

               "Covered Sale" means a Covered Private Placement or a Covered Public Offering.

               "Covered Stockholder Common Stock" means shares of
     Common Stock acquired pursuant to the merger.

               14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute an instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                                   INTERNATIONAL POST LIMITED



                                   Name:
                                   Title:


                                   STOCKHOLDERS:



                                   Louis H. Siracusano



                                   Arnold P. Ferolito



                                   Donald H. Buck


                                   THE EQUITABLE LIFE ASSURANCE
                                   SOCIETY OF THE UNITED STATES


                                   __________________________
                                   Name:
                                   Title:



                                   EQUITABLE DEAL FLOW FUND, L.P.



                                   Name:
                                   Title:



                                   Terrence A. Elkes


                                   __________________________
                                   Kenneth F. Gorman

                                            EXHIBIT 3

                 SERVICES AND OPTION AGREEMENT

               THIS AGREEMENT, dated as of February 15, 1994 is made by and between MTE Holdings, Inc., a New York corporation formerly known as Manhattan Transfer/Edit Inc.
     ("Holdings") and Kenneth F. Gorman (the "Optionee").

               WHEREAS, Holdings desires to grant an option to Optionee to purchase shares of the Common Stock of International Post Limited, formerly, International Post Group Inc. (the "Company") held by Holdings and Optionee desires to accept such stock option, on the terms and conditions hereinafter set forth;

               NOW, THEREFORE, Holdings and Optionee agree as follows:

               1. Optionee Covenants. Optionee covenants and agrees with Holdings as follows:

               (a)  Unless Optionee becomes physically or
     mentally disabled or dies, Optionee will serve (subject to election by the Company's stockholders) as a director of the Company for two consecutive one-year terms (subject to reelection by the Company's stockholders) beginning on the date of the consummation of the initial public offering of common stock by the Company (the "Consummation Date") pursuant to the Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on October 21, 1993, and shall attend at least a majority of the meetings held by the Board of Directors each such year for which at least 20 days advance written notice is given.

               (b)  Optionee agrees that during the
     Non-Competition Term (as hereinafter defined) he will not in any manner, directly or indirectly, unless Permitted by the Board of Directors of the Company, (i) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, Optionee may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which Optionee shall not in the aggregate own or control, directly or indirectly, securities which constitute 3% or more of the aggregate voting rights or equity ownership of such Competing Entity; or (ii) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (iii) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or (iv) hire or seek to hire any person who was an employee of the Company on the date hereof or during such Non-Competition Term or assist any person, firm or corporation in doing so or attempting to do so.

               For Purposes of this paragraph i(c), (i) the term "Non-Competition Term" shall mean the period beginning on the Consummation Date and ending on the second anniversary of the Consummation Date; (ii) the term "Competing Entity" shall mean any entity which presently or hereafter during the Non-Competition Term engages in any business activity in which the Company or its successor or assign is engaged during the Non-Competition Term; and (iii) the term "Territory" shall mean any greater metropolitan area in which the Company is engaged in business during the Non-Competition Period.

               2.   Grant of Option.

               (a) Grant. Holdings hereby grants Optionee an option (the "Option"), effective immediately prior to (but conditioned upon the occurrence of) the Changeover Time (as such term is defined in the Settlement Agreement, dated February 15, 1994 between Apollo Partners Limited and MTE Holdings, Inc.), to purchase from Holdings all or any part of an aggregate of 149,512 shares of the common stock, par value $.01 per share (the "Common Stock"), of the Company upon the terms and conditions set forth in this Agreement.

               (b) Adjustments in Option. In the event that the outstanding shares of the Common Stock ("Shares") subject to the Option are changed into or exchanged for a different number or kind of shares or securities of the Company, or of another corporation, by reason of reorganization, merger or other subdivision, consolidation, recapitalization, reclassification, stock split, issuance of warrants, stock dividend or combination of shares or similar event, Holdings shall make an appropriate and equitable adjustment in the Option, whether in respect to the securities which are subject thereto or any of the terms or exercise thereof, so that Optionee's rights under this Option shall be maintained as before the occurrence of such event to the maximum extent possible.

               (c)  Option Terms.  The Option granted under this
     Agreement shall be subject to the following terms and conditions:
                    (i)  Price.  The exercise price for the
     Shares subject to the Option shall be equal to 18.75% of the initial public offering price ($2.06) per Share.

                    (ii)  Term.  The Option shall expire on the
     sixth anniversary of the date upon which the Changeover Time occurs.

                    (iii) Vesting. Except as otherwise provided in this Agreement, the Option shall become exercisable in its entirety after January 1, 1995. In the event of a Change in Control (as defined in Section 8.2 of the Company's 1994 Long Term Incentive Plan) any portion of the Option that has not yet become exercisable and vested shall become fully vested and exercisable immediately.

                    (iv)  Exercise.  To the extent that the
     Option has become exercisable in accordance with this Agreement, it may be exercised in whole or in part at any time prior to its expiration or termination, by providing written notice to the Secretary of Holdings of the number of Shares as to which the option is being exercised, and enclosing payment for the Shares with respect to which the Option is being exercised. Such payment shall be in cash. Partial exercises shall be for whole Shares only and shall not be for less than five thousand (5,000) Shares unless the number of Shares purchased constitutes the total number of Shares then remaining subject to the Option or Holdings permits such smaller exercise in its sole discretion. Notation of any partial exercise shall be made by Holdings on Schedule I hereto.

               (d)  Status of Option Upon Termination Event.
     Upon the occurrence of any Termination Event (as hereinafter defined), any outstanding unexercised portion of the Option shall immediately terminate. Termination Event shall mean
     (i) any material breach or non-performance by Optionee of any provision of this Agreement which is not remedied within 10 days after written notice from Holdings, or (ii) removal of Optionee from the Board of Directors of the Company as a result of a breach by Optionee of any fiduciary duty he has with respect to the Company, the conviction of Optionee for the commission of a felony or the commission by Optionee of any act of fraud, misappropriation of funds or embezzlement with respect to the Company.

               (e) Nontransferability. The Option shall not be transferable other than by will or the applicable laws of descent and distribution, and no transfer so effected shall be effective to bind Holdings unless Holdings has been furnished with written notice thereof and such evidence as Holdings may deem reasonably necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

               (f)  Conditions to Issuance of Stock Certificates.

                    (i)  The stock certificates evidencing the
     Shares shall bear legends restricting transferability in substantially the form indicated below:

                    "These Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold, pledged or otherwise transferred unless they have been registered under the Securities Act or unless an exemption from registration is available.

                    The sale, pledge or other transfer of these Shares are further subject to restrictions specified in the Lockup Agreement dated as of February 15, 1994 among Furman Selz Incorporated, First Albany Corporation and Kenneth F. Gorman."

                    (ii)  Holdings shall not be required to
     deliver any certificate or certificates for Shares deliverable upon any exercise of the Option prior to fulfillment of all of the following conditions:

                         2.1  The completion of any registration
                                   or other qualification of such
                                   Shares under any state or federal
                                   law or under rulings or regulations
                                   of the Securities and Exchange
                                   Commission or of any other
                                   governmental regulatory body, or
                                   the obtaining of approval or other
                                   clearance from any state or federal
                                   governmental agency which Holdings
                                   shall, in its sole discretion, deem
                                   necessary or advisable.

                         2.2  In the event that the Shares have
                                   not been registered under the
                                   Securities Act of 1933, as amended,
                                   if Holdings shall, in its sole
                                   discretion, deem it necessary or
                                   advisable, the execution by
                                   Optionee of a written
                                   representation and agreement, in a
                                   form satisfactory to Holdings, in
                                   which Optionee represents that the
                                   Shares acquired by him upon
                                   exercise are being acquired for
                                   investment and not with a view to
                                   distribution thereof.

               3.   Miscellaneous.

                         3.1  Entire Agreement; Amendment.

               This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.

                         3.2  Governing Law.

               The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

                         3.3  Successors.

               This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

                         3.4  Notices.

               All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                    To Optionee:

                    c/o Apollo Partners Limited
                    350 Park Avenue
                    New York, New York 10022

                    To Holdings:

                    c/o Blumenthal & Lynne
                    488 Madison Avenue
                    New York, New York 10022
                    Attention:  Francis X. Rudegeair

                         3.5  Waiver.

               The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                         3.6  Titles; Construction.

               Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                   MTE HOLDINGS, INC.

                                   By__________________________
                                     Name:
                                     Title:

                                   OPTIONEE


                                   ___________________________

                          SCHEDULE I

              Notations As to Partial Exercise



     Date of    Number of   Balance of   Authorized   Notation
     Exercise   Purchased   Shares on    Signature    Date
                Shares      Option

                                                    EXHIBIT 4

                 REGISTRATION RIGHTS AGREEMENT


               REGISTRATION RIGHTS AGREEMENT, dated as of February 15, 1993, among International Post Group Inc., a Delaware corporation (the "Company"), MTE Holdings, Inc., a New York corporation ("Holdings") and Video Services Corporation, a New Jersey corporation ("VSC") Martin Irwin, Jeffrey J. Kaplan, Adrien Macaluso, Terrence A. Elkes and Kenneth F. Gorman.

               1. Background. The Company is a party to an Underwriting Agreement, dated as of _________ __, 1993 ("Underwriting Agreement"), with Furman Selz Incorporated and First Albany Corporation, as representatives of the underwriters (the "Underwriters"), pursuant to which the Company has agreed to sell and the Underwriters have agreed to purchase an aggregate of __________ shares of the Company's Common Stock, par value $0.01 ("Common Stock").
     This Registration Rights Agreement shall become effective upon the date of the sale of such shares to the Underwriters pursuant to the Underwriting Agreement (the "Effective Date").

               2.  Registration under Securities Act, etc.

               2.1 Registration on Request.

               (a) Request. Upon the written request of the Initiating Holder, requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holder's Registrable Securities and specifying the intended method or methods of disposition thereof, the Company will promptly, but in any event within 20 days, give written notice of such requested registration to all holders of Registrable Securities and thereupon will use its best efforts to effect the registration under the Securities Act of:

               (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holder, for disposition in accordance with the intended method or methods of disposition stated in such request, and

               (ii) all other Registrable Securities which the Company has been requested to register by the holders thereof by written request delivered to the Company within 20 days after the giving of such written notice by the Company (which request shall specify the intended method or methods of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that (A) the Company shall not be required to effect any registration pursuant to this section 2.1 prior to the date which is one year after the Effective Date, (B) if the Company shall have previously effected a registration pursuant to this section 2.1 or shall have previously effected a registration of which notice has been given to all holders of outstanding Registrable Securities pursuant to section 2.2, the Company shall not be required to effect a registration pursuant to this section 2.1 until a period of six months shall have elapsed from the effective date of the most recent such previous registration and (C) the Company shall not be required to effect any registration pursuant to this section 2.1 on more than three separate occasions.

               (b) Registration Statement Form.  Each
     registration requested pursuant to this section 2.1 shall be effected by the filing of a registration statement on Form S-1 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such form as presently constituted), unless the use of a different form has been agreed to in writing by holders holding at least a majority (by number of shares) of the Decision-Making Securities as to which registration has been requested pursuant to this section 2.1.

               (c) Expenses.  The Company will pay all
     Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this section
     2.1.

               (d) Effective Registration Statement. A registration requested pursuant to this section 2.1 shall not be deemed to have been effected (i) unless it has been declared effective by the Commission, and remains in effect for the period specified in Section 2.3(a)(ii) hereof, provided that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Initiating Holder shall be deemed to have been effected by the Company at the request of the Initiating Holder unless the Initiating Holder shall have elected to pay all Registration Expenses in connection with such registration, (ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than solely a misrepresentation or an omission by the Initiating Holder, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by the Initiating Holder.

               (e) Registration Rights Exclusive. The Company will not register securities for sale for the account of any Person other than holders of Registrable Securities, and will not register any securities other than Registrable Securities, in any registration of Registrable Securities requested by one or more holders pursuant to this section 2.1, unless permitted to do so by the written consent of such holders representing at least a majority (by number of shares) of the Decision-Making Securities as to which registration has been requested by such holders. The Company will not grant to any Person the right to request a registration of securities not permitted by this subdivision
     (e) or not permitted by subdivision 2.5(a).

               2.2 Incidental Registration.

               (a) Right to Include Registrable Securities. If the Company at any time proposes to register any of its securities under the Securities Act, whether or not for sale of its own account, on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of any such holder delivered to the Company within 30 days after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method or methods of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders of Registrable Securities, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:

               (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided in subdivision (b) of this section 2.2), without prejudice, however, to the rights of the Initiating Holder to request that such registration be effected as a registration under section 2.1;

               (ii) if (A) the registration so proposed by the Company involves an underwritten offering of the securities so being registered, for sale for the account of either (i) the Company or (ii) any Person other than Holdings, VSC, Martin Irwin, Jeffrey J. Kaplan, Adrien Macaluso, Terrence A. Elkes or Kenneth
               F. Gorman (the "Insider Group"), to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, (B) the Registrable Securities so requested to be registered for sale for the account of holders of Registrable Securities are not also to be included in such underwritten offering (either because the Company has not been requested so to include such Registrable Securities pursuant to subdivision 2.5(c) or, if requested to do so, has been unable so to include such Registrable Securities after using its best efforts to do so as provided in subdivision 2.5(c)) and (C) the managing underwriter of such underwritten offering shall advise the Company in writing that, in its opinion, the distribution of all or a specified portion of such Registrable Securities concurrently with the securities being distributed by such underwriters for the account of the Company and/or a Person other than a member of the Insider Group will materially and adversely affect the distribution of such securities by such underwriters (such opinion to state the reasons therefor), then the Company will promptly furnish each such holder of Registrable Securities with a copy of such opinion and may require, by written notice to each such holder accompanying such opinion, that the distribution of all or a specified portion of such Registrable Securities be deferred (in case of a deferral as to a portion of such Registrable Securities, such portion to be allocated among such holders in proportion to the respective numbers of shares of Registrable Securities so requested to be registered by such holders) until the completion of the distribution of such securities by such underwriters, but in no event for a period of more than 90 days after the effective date of such registration;

               (iii) if (A) the registration so proposed by the Company involves an underwritten offering of the securities so being registered, all or a portion of which are for sale for the account of a member of the Insider Group, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, (B) the Registrable Securities so requested to be registered for sale for the account of holders of Registrable Securities are not also to be included in such underwritten offering (either because the Company has not been requested so to include such Registrable Securities pursuant to subdivision 2.5(c) or, if requested to do so, has been unable so to include such Registrable Securities after using its best efforts to do so as provided in subdivision 2.5(c)) and (C) the managing underwriter of such underwritten offering shall advise the Company in writing that in its opinion, the distribution of all or a specified portion of such Registrable Securities together with the securities being distributed by such underwriters for the account of the Company and/or a member of the Insider Group will materially and adversely affect the distribution of such securities by such underwriters (such opinion to state the reasons therefor), then the Company will promptly furnish each such holder of Registrable Securities (including the member of the Insider Group to whom the proposed registration relates) with a copy of such opinion and may require, by written notice to each such holder accompanying such opinion, that the distribution of all or a specified portion of such Registrable Securities be deferred (in case of a deferral as to a portion of such Registrable Securities, such portion to be allocated among such holders in proportion to the respective numbers of shares of Registrable Securities so requested to be registered by such holders) until the completion of the distribution of such securities by such underwriters, but in no event for a period of more than 90 days after the effective date of such registration;

               (iv)  in the event of a deferral as described in
               (ii) or (iii) above, any holder of Registrable
               Securities may assign its right to register the designated portion of its Registrable Securities to be incidentally included in any such registration to any other holder of Registrable Securities; and

               (v) the Company shall not be obligated to effect any registration of Registrable Securities under this section 2.2 incidental to the registration by the Company of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

     No registration of Registrable Securities effected under this section 2.2 shall relieve the Company of its obligation to effect registrations of Registrable Securities upon the request of the Initiating Holder pursuant to section 2.1.

               (b) Expenses.  The Company will pay all
     Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this section
     2.2.

               2.3 Shelf Registration.

               (a) As soon as practicable after the second anniversary of the Effective Date of this Agreement, the Company shall file (if eligible to do so), and use all reasonable efforts to cause to be declared effective, a "shelf" registration statement on Form S-3 pursuant to Rule 415 (or similar rule that may be adopted by the SEC) under the Securities Act for all of the Registrable Securities underlying the options acquired by (v) Adrien Macaluso on the Effective Date pursuant to grants under the Company's Long Term Incentive Plan, (w) Martin Irwin on the Effective Date pursuant to grants under (i) the Company's Long Term Incentive Plan and (ii) the Stock Option Agreement among VSC, Holdings and Mr. Irwin, (x) Jeffrey J. Kaplan on the Effective Date pursuant to grants under (i) the Company's Long Term Incentive Plan and (ii) the Stock Option Agreement between the Company and Mr. Kaplan, (y) Terrence
     A. Elkes on the Effective Date pursuant to grants under
     (i) the Services and Option Agreement between Holdings and Mr. Elkes, (ii) the Stock Option Agreement between the Company and Mr. Elkes and (iii) the Stock Option Agreement between VSC And Mr. Elkes, and (z) Kenneth F. Gorman on the Effective Date pursuant to grants under (i) the Services and Option Agreement between the Company and Mr. Gorman, and
     (iii) the Stock Option Agreement between VSC and Mr. Gorman (the Registrable Securities referred to in clauses
     (v), (w), (x), (y), and (z) being referred to collectively as the "Shelf Securities") (the "Shelf Registration"). The Company agrees to use its best efforts to keep the Shelf Registration continuously effective until all of the Shelf Securities covered by the Shelf Registration are sold thereunder; provided, however, that the Company may terminate the Shelf Registration at any time for any reason, provided that the Company shall file (if eligible to do so), and use all reasonable efforts to cause to be declared effective a new Shelf Registration with respect to any remaining Shelf Securities which have not theretofore been sold under a prior Shelf Registration no later than four months after any such termination. The Company further agrees to supplement or make amendments to the Shelf Registration(s), if required by the rules, regulations or instructions applicable to registration statements on Form S-3 or by the Securities Act.

               (b) Expenses.  The Company will pay all
     Registration Expenses in connection with the Shelf Registration(s) effected pursuant to this section 2.3.
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               (c) Registration Rights Not Exclusive.  The
     Company may register securities in the Shelf Registration(s) for sale for the account of Persons other than holders of Shelf Securities.

               2.4  Registration Procedures.  If and whenever the
     Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in sections 2.1, 2.2, and 2.3, the Company will as expeditiously as possible:

               (a) (i) prepare and (in any event within 60 days after the end of the period within which requests for registration may be delivered to the Company) file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective;

                  (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of such time as all of such Registrable Securities and securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of six months after such registration statement becomes effective; and

     in each case will furnish to each such seller and each Requesting Holder at least five business days prior to the filing thereof a copy of such registration statement and any amendment or supplement to such registration statement or prospectus and shall not file such registration statement or such amendment or supplement to which the holders of a majority of the Shares held by all such sellers or any Requesting Holder shall have reasonably objected on the grounds that such registration statement or such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

               (b) furnish to each seller of such Registrable Securities and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement
     (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents, if any, incorporated by reference in such registration statement or prospectus, and such other document, as such seller or Requesting Holder may reasonably request;
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               (c) use its best efforts to register or qualify
     all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (c) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

               (d) furnish to each seller of Registrable
     Securities and each Requesting Holder a signed counterparty, addressed to such seller and such holder, of (i) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), and (ii) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matter, as such seller or such holder may reasonably request;

               (e) immediately notify each seller of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or the entry of any stop order in respect thereof, and at the request of any such seller or holder, prepare and furnish to such seller and holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that,
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     as thereafter delivered to the purchasers of such
     Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or, in the case of any stop order, take such action as is necessary to have such stop order withdrawn;

               (f) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month of the first fiscal quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

               (g) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

               (h) use its best efforts to list all Common Stock covered by such registration statement on each securities exchange on which any of the Common Stock is then listed or, if the Company's Common Stock is not then listed on any national securities exchange, use its best efforts to have such Common Stock covered by such registration statement quoted on NASDAQ or, at the option of the Company, listed on a national securities exchange.

     The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

               2.5 Underwritten Offerings.

               (a) Underwritten Offerings Exclusive. Whenever a registration requested by one or more holders pursuant to section 2.1 is for an underwritten offering, only shares of Registrable Securities which are to be distributed by the underwriters designated by such holders may be included in such registration, unless such holders shall have permitted other securities to be included in such registration and such underwritten offering as provided in subdivision 2.1(e). If such holders shall determine that the number of shares of Registrable Securities and any such other securities to be sold in any such underwritten offering should be limited due to market conditions or otherwise, the
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     Company will include in such registration to the extent of the number which the Company is so advised can be sold in such offering (i) first, Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares of such securities requested to be included by such holders, and (ii) second, other securities of the Company proposed to be included in such registration, in accordance with the priorities, if any, then existing among the Company and the holders of such securities.

               (b) Underwriting Agreement. If requested by the underwriters for any underwritten offering of Registrable Securities on behalf of a holder or holders of Registrable Securities pursuant to a registration requested under section 2.1, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities to the effect and to the extent provided in section 2.8. The holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities. Such holders of Registrable Securities shall not be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable representations, warranties or agreements regarding such holder, such holder's Registrable Securities and such holder's intended method or methods of disposition and any other representation required by law.

               (c) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by section 2.2 and such securities are to be distributed by or through one or more underwriters, the Company will use its best efforts, if requested by any holder of Registrable Securities who requests registration of Registrable Securities in connection therewith pursuant to section 2.2, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by or through such underwriters, provided that, for purposes of this sentence, best efforts shall not require the Company or any other seller of the securities proposed to be distributed by or through such underwriters to reduce the amount or sale price of such securities proposed to be so distributed. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and the
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     representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities, and the Company will cooperate with such holders of Registrable Securities to the end that the conditions precedent to the obligations of such holders of Registrable Securities under such underwriting agreement shall not include conditions that are customary in underwriting agreements with respect to combined primary and secondary distributions and shall be otherwise satisfactory to such holders. Such holders of Registrable Securities shall not be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable representations, warranties or agreements regarding such holder, such holder's Registrable Securities and such holder's intended method or methods of distribution and any other representation required by law.
               (d)  Selection of Underwriters.  Whenever a
     registration requested pursuant to section 2.1 or 2.3 is for an underwritten offering, the holders of a majority of the Decision-Making Securities, in the case of section 2.1, or Shelf Securities, in the case of section 2.3, included in such registration shall have the right to select the managing underwriter to administer the offering subject to the approval of the Company, such approval not to be unreasonably withheld.

               (e) Holdback Agreements.

     (i) If any registration pursuant to section 2.1 or 2.2 shall be in connection with an underwritten public offering, each holder of Registrable Securities (other than Adrien Macaluso) agrees by acquisition of such Registrable Securities, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within seven days prior to the effective date of such registration statement or the earlier of 90 days after the effective date of such registration statement and the date on which all securities under such registration statement are sold.

     (ii) The Company agrees (A) not to effect any public sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any such securities during the seven days prior to and the earlier of 90 days after any underwritten registration pursuant to section 2.1 or
               2.2 has become effective and the date on which all securities under such registration statement are sold, except as part of such underwritten registration and except pursuant to registrations on Form S-8 or any successor thereto, and (B) to use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or
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
               exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering) to agree not to effect any such public sale or distribution of such securities during such period.

               2.6 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, each Requesting Holder, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

               2.7 Rights of Requesting Holder. The Company will not file any registration statement under the Securities Act, unless it shall first have given to each Person which holds 5% or more of Common Stock at the time outstanding at least 30 days' prior written notice thereof, and, if so requested by any such Person within 30 days after such notice, each such Person shall have the right, at any time when in the sole and exclusive judgment of such Person, such Person is or might be deemed to be a controlling person of the Company within the meaning of the Securities Act (a "Requesting Holder") (a) to participate in the preparation and filing of each such registration statement to the extent provided in section 2.6, (b) to receive the documents it is entitled to receive and to make the requests it is entitled to make under section 2.3 and (c) at the Company's expense, to retain counsel to assist such Requesting Holder in such participation, provided that if, at any time, such Requesting Holder shall be entitled and shall elect to retain counsel as aforesaid, the Company shall only be required to pay expenses in respect of one counsel, such counsel to be selected by the Requesting Holder or Holders (other than the Company or any of its Subsidiaries or affiliates) holding a majority or more of the Shares held at such time by all Requesting Holders. If any such registration statement refers to any Requesting Holder by name or otherwise as the holder of any securities of the Company, then such holder shall have the right (in addition to any other rights it may have under this section 2.7) to require (x) the insertion therein of language, in form and substance satisfactory to such holder, to the effect that
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     the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company's debt or equity securities covered thereby and that such holder does not imply that such holder will assist in meeting any future financial requirements of the Company, or (y) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the reference to such holder.
               2.8 Indemnification.

               (a) Indemnification by the Company. In the event of any registration of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless (i) in the case of any registration statement filed pursuant to section 2.1, 2.2 or 2.3, the seller of any Registrable Securities covered by such registration statement, its directors, officers, employees and agents, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, and (ii) in the case of any registration statement of the Company, any Requesting Holder, its directors, officers, employees and agents, and each other Person, if any, who controls such Requesting Holder within the meaning of the Securities Act (each such Person referred to in (i) or (ii), an "Indemnified Party"), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Indemnified Party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein,
     (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act, and the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigation or defending any such loss, claim, liability, action or proceeding, provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Indemnified Party specifically stating that it is
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     for use in the preparation thereof.  Such indemnity shall
     remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of any Registrable Securities by such Indemnified Party.

               (b) Contribution by the Company. If for any reason the foregoing indemnity is unavailable, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses referred to in paragraph (a) above.

               (i)  in such proportion as is appropriate to
               reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other from the offering of such securities or

               (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party on the one hand and the Company on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

     No person guilty of fraudulent misrepresentations (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               (c) Indemnification by the Sellers. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to section 2.4, that the Company shall have received an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this section 2.8) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other
     Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereof, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus,
     final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such Seller.
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               (d) Notice of Claims, etc.  Promptly after receipt
     by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this section 2.8, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this section
     2.8. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

               (e) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this section 2.8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation of governmental authority other than the Securities Act.

               (f) Indemnification Payments. The indemnification required by this section 2.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

               2.9 Adjustments Affecting Registrable Securities. The Company will not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in any registration of its securities contemplated by this section 2 or the marketability of such Registrable Securities under any such registration.
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               3.  Definitions.  For purposes of this Agreement,
     the following terms shall have the following respective meanings:

               Commission: The U.S. Securities and Exchange
     Commission and any successor federal agency having similar powers.

               Common Stock: As defined in section 1.

               Company: As defined in the introductory paragraph of this Agreement.

               Decision-Making Securities: Any Holdings Shares and any Shares held by VSC that in either case also constitute Registrable Securities, unless at the time in question no Shares fitting such description exist, in which case "Decision-Making Securities" shall have the same meaning as "Registrable Securities".

               Effective Date: As defined in section 1.

               Exchange Act: At any time, the Securities Exchange
     Act of 1934, as then in effect or any similar federal statute then in effect, and any reference to a particular section of such Act shall include a reference to the comparable section, if any, of any such similar federal statute.

               Holding Shares: All Shares at any time held by Holdings or that were acquired by any other Person from Holdings, provided that such other Person has acquired at least 10,000 Shares from Holdings.

               Indemnified Party: As defined in Section 2.8(a). Initiating Holder: Holdings (as long as it holds any Registrable Securities) or any other holder of Registrable Securities that Holdings has designated as the "Initiating Holder" by notice to the Company, provided that such other holder has acquired at least 500,000 Shares from Holdings, and provided further that there can never be more than one Initiating Holder at any one time.

               Person: An individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

               Registrable Securities: The Holdings Shares; the VSC Shares; and all Shares underlying the options acquired by (v) Adrien Macaluso on the Effective Date pursuant to grants under the Company's Long Term Incentive Plan, (w) Martin Irwin on the Effective Date pursuant to grants under
     (i) the Company's Long Term Incentive Plan and (ii) the
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     Stock Option Agreement among VSC, Holdings and Mr. Irwin,
     (x) Jeffrey J. Kaplan on the Effective Date pursuant to grants under (i) the Company's Long Term Incentive Plan and
     (ii) the Stock Option Agreement between the Company and Mr. Kaplan, (y) Terrence A. Elkes on the Effective Date pursuant to grants under (i) the Services and Option Agreement between Holdings and Mr. Elkes, (ii) the Stock Option Agreement between the Company and Mr. Elkes and (iii) the Stock Option Agreement between VSC and Mr. Elkes, and (z) Kenneth F. Gorman on the Effective Date pursuant to grants under (i) the Services and Option Agreement between Holdings and Mr. Gorman, (ii) the Stock Option Agreement between the Company and Mr. Gorman, and (iii) the Stock Option Agreement between VSC and Mr. Gorman, or any Shares issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or otherwise. As to any particular Registrable Securities, once issued such Securities shall cease to be Registrable Securities when
     (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act,
     (iii) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then enforced, or (iv) they shall have ceased to be outstanding.

               Registration Expenses: All expenses incident to the Company's performance of or compliance with section 2, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, the reasonable fees, and disbursements of counsel (other than counsel) retained by the holders of the Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions.

               Requesting Holder:  As defined in section 2.7.

               Securities Act: The Securities Act of 1933, or any similar federal statute, as at the time in effect, and any reference to a particular section of such Act shall include a reference to the comparable section, if any, of such similar federal statute.

               Shares:  shares of Common Stock.

               Shelf Registration:  As defined in section 2.3.

               Shelf Securities:  As defined in section 2.3.

               VSC Shares: All Shares at any time held by VSC and all Shares acquired from VSC by any of the following and any of their subsidiaries and affiliates (but only for so long as such Shares are held by any of the following):
     Massachusetts Mutual Life Insurance Company, Safeco Life Insurance Company, Ohio Casualty Insurance Company, West American Insurance Company or Irwin Pannaman, members of his family or corporations controlled by members of his family.

               4. Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, will, upon the request of any holder of Registrable Securities, make publicly available other information), and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

               5. Amendments and Waivers. This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the holder or holders of at least a majority or more of the Decision-Making Securities; provided, that no rights of any party or third-party beneficiary to this Agreement shall be negatively impacted without such party's written consent. Each holder of any Registrable Securities at the time shall be bound by any consent authorized by this section 5, whether or not such Registrable Securities shall have been marked to indicate such consent.

               6. Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

               7. Notices. Notices and other communications under this Agreement shall be in writing and shall be effective if hand delivered or sent by (a) certified or registered United States mail, postage pre-paid,
     (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or
     (c) telecopier (with answerback acknowledge), addressed if to (i) the Company, at 545 Fifth Avenue, New York, New York 10017, Attention: Martin Irwin, Telephone Number: (212) 687-4000,
     (ii) Holdings, c/o Blumenthal & Lynne, at 488 Madison
     Avenue, New York, New York 10022, Attention: Francis X. Rudegeair, Telephone Number: (212) 758-0190, (iii) VSC at
     240 Pegasus Avenue, Northvale, New Jersey 07647, Attention:
     Louis H. Siracusano, Telecopier Number: (201) 785-9779,
     (iv) Terrence A. Elkes, c/o Apollo Partners, Ltd., at 350
     Park Avenue, 10th floor, New York, New York 10022, Telephone
     Number: (212) 750-4590, (v) Kenneth F. Gorman, c/o Apollo Partners, Ltd., at 350 Park Avenue, 10th floor, New York,
     New York 10022, Telephone Number: (212) 750-4590,
     (vi) Martin Irwin, c/o the Company, (vii) Jeffrey J. Kaplan,
     c/o the Company, (viii) Adrien Macaluso, c/o Audio Plus
     Video International Inc., at 240 Pegasus Avenue, Northvale,
     New Jersey 07647, (ix) Massachusetts Mutual Life Insurance Company, at 1295 State Street, Springfield, Massachusetts 01111-0001, Attention: Wallace G. Rodger, Esq., Main No.:
     (413) 788-8411, Telephone No.: (413) 744-6055, Telecopier
     No.: (413) 744-6210, (x) Safeco Life Insurance Company, Investment Department T-14, Safeco Plaza, Seattle,
     Washington 98185, Attention: Mr. Ronald Spaulding, Telephone
     No.: (206) 545-6341, Telecopier No.: (206) 545-3446,
     (xi) Ohio Casualty Insurance Company, West American
     Insurance Company, at 136 North Third Street, Hamilton, Ohio 45025, Attention: Mr. Richard B. Kelly, Telephone No.: (513) 867-6393, Telecopier No.: (513) 867-3228, and (xii) Irwin
     Pannaman at Lower Brook End, Dropmore, Burnham, Bucks,
     England SL1-8NF, Telephone No.: 44-628665457, or to such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided in this section 7.

               8. Third Party Beneficiaries; VSC. The parties hereto agree that Massachusetts Mutual Life Insurance Company, Safeco Life Insurance Company, Ohio Casualty Insurance Company, West American Insurance Company and their subsidiaries and affiliates, and Irwin Pannaman, members of his family or corporations controlled by members of his family, are third party beneficiaries to this agreement and are successors to the rights and interests of VSC herein to the extent that they receive Registrable Securities from VSC. The Company and VSC agree that they will not enter into any agreement with respect to the registration under the Securities Act or any other applicable securities act of securities of the Company held by or on behalf of VSC without previously offering to enter into similar agreements, on the same terms (and if such offer is accepted by any one or more of such offerees, contemporaneously entering into such agreements with such accepting offerees) with Massachusetts Mutual Life Insurance Company. Safeco Life Insurance Company, Ohio Casualty Insurance Company and West American Insurance Company and any subsidiaries or affiliates thereof, and Irwin Pannaman, members of his family or corporations controlled by members of his family, which in any case own or hold the same class of securities of the Company.

               9. Buyback Agreements. (a) The Company agrees that it will not buy or enter into any agreement to buy Shares from any holder thereof, so long as there remain any Registrable Securities that are either not registered as provided in Section 2.1 or Section 2.2 hereof or are subject to restrictions on resale under the Securities Act, unless participation in any such sale or agreement is offered to all holders of Registrable Securities, provided that the number of Shares to be purchased from each such holder shall be in proportion to the respective number of Shares held by each such holder.

               (b) The Company will not grant any member of the Insider Group any registration rights other than those which are provided for herein, unless agreed upon by all members of the Insider Group.

               10.  Miscellaneous.  This Agreement shall be
     binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders of Registrable Securities. This Agreement embodies the entire agreement and understanding between the Company and the other parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                   INTERNATIONAL POST GROUP INC.



                                   By___________________________
                                     Name:
                                     Title:

                                   MTE HOLDINGS, INC.



                                   By___________________________
                                     Name:
                                     Title:

                                   VIDEO SERVICES CORPORATION



                                   By___________________________
                                     Name:
                                     Title:


                                   _____________________________
                                   TERRENCE A. ELKES


                                   _____________________________
                                   KENNETH F. GORMAN


                                   _____________________________
                                   MARTIN IRWIN


                                   _____________________________
                                   JEFFREY J. KAPLAN


                                   _____________________________
                                   ADRIEN MACALUSO